FOR INFORMATION CONTACT:

Elisha Finney (650) 424-6803

elisha.finney@varian.com

Spencer Sias (650) 424-5782

spencer.sias@varian.com

For Immediate Release:

Varian Medical Systems Settles Patent Dispute with University of Pittsburgh

PALO ALTO, Calif., April 10, 2014 – Varian Medical Systems (NYSE:VAR) today is reporting that it has settled patent litigation with the University of Pittsburgh. Varian will pay a lump sum of approximately $35 million to fully settle this matter. The settlement will be largely recorded in the financial results for the company’s second and third quarters of fiscal year 2014.

The University of Pittsburgh initiated a patent infringement lawsuit against Varian in 2007 regarding the company’s Real-time Position Management™ technology, which is used to account for breathing motion during delivery of radiation therapy. In 2012, the United States District Court for the Western District of Pennsylvania ruled against Varian, ordering payment of approximately $102 million in damages, enhanced damages, interest and fees as well as ongoing royalty payments. Varian challenged that ruling in the United States Court of Appeals for the Federal Circuit, which published its opinion today.

Earlier, during the second quarter of fiscal year 2014, Varian and the University of Pittsburgh reached a settlement agreement that was dependent upon today’s ruling from the appeals court. Under this pre-negotiated settlement, Varian will not owe any future royalty payments associated with the sale of Varian products that incorporate the patent at issue. Varian customers will continue to have full use of these products.

Varian is reviewing the accounting treatment of this settlement. A portion of the settlement will be expensed in the second quarter with the balance to be recorded as a prepaid royalty in the third quarter.

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Varian Medical Systems, Inc., of Palo Alto, California, is the world's leading manufacturer of medical devices and software for treating cancer and other medical conditions with radiotherapy, radiosurgery, and brachytherapy. The company supplies informatics software for managing comprehensive cancer clinics, radiotherapy centers and medical oncology practices. Varian is a premier supplier of tubes and digital detectors for X-ray imaging in medical, scientific, and industrial applications and also supplies X-ray imaging products for cargo screening and industrial inspection. Varian Medical Systems employs approximately 6,400 people who are located at manufacturing sites in North America, Europe, and China and 72 sales and support offices around the world. For more information, visit http://www.varian.com.

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Forward-Looking Statements

Except for historical information, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning the company’s future orders, revenues, expenses, backlog, or earnings growth; future financial results; and any statements using the terms  “will,” “expect,” “future,” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. Such risks and uncertainties include the risks listed from time to time in the company’s filings with the Securities and Exchange Commission, which by this reference are incorporated herein. The company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.